TAX REIMBURSEMENT AGREEMENT


         THIS TAX REIMBURSEMENT AGREEMENT ("Agreement") is made as of this 31st day of October, 1996 between:

              Robert B. Little ("RBL"), Ellen Dinerman Little ("EDL") and William F. Lischak ("WFL"), (RBL, EDL and WFL are collectively referred to herein as the "Indemnitees");

              and

              Overseas Filmgroup, Inc., a Delaware corporation (previously known as Entertainment/Media Acquisition Corporation) with its principal place of business in Los Angeles (the "Company").

         This Agreement is made with reference to the following facts:

         A. Entertainment/Media Acquisition Corporation ("EMAC"), Overseas Filmgroup, Inc. (the "Disappearing Corporation") and certain other parties have entered into an Agreement and Plan of Merger dated as of July 2, 1996, as amended by the same parties by an Amendment to Agreement of Merger dated as of September 20, 1996, (as so amended, the "Merger Agreement") pursuant to which the Disappearing Corporation has, as of the date hereof, merged (the "Merger") with and into EMAC, the name of which has been changed to "Overseas Filmgroup, Inc." Immediately upon the effective date of the Merger (the "Merger Date"), the corporate existence of the Disappearing Corporation ceased.

         B. Through the period ending on the date hereof, Indemnitees or some of them owned all of the issued and outstanding stock of the Disappearing Corporation.

         C. For the period from January 1, 1989, elections were made by RBL, EDL and the Disappearing Corporation under Subchapter S of the United States Internal Revenue Code of 1986, as amended (the "Code") with the result that Indemnitees have been and will be required to include in their taxable income the annual net income and other items of the Disappearing Corporation, and to claim the annual net losses, tax credits and other items of the Disappearing Corporation, in their individual income tax returns for the taxable periods of the Disappearing Corporation through the Merger Date. Further, the Disappearing Corporation has not been subject to federal income tax liability for the taxable income of the Disappearing Corporation for the taxable periods beginning on January 1, 1989 and ending on the Merger Date. All of the taxable periods of the Disappearing Corporation beginning on January 1, 1989 and ending prior to the Merger Date are referred to herein as the "S Corporation Years."






         D. The Company owns all of the outstanding stock of certain corporations, and therefore cannot make an election under Subchapter S of the Code. The Company's and its wholly owned subsidiaries' net income or losses (which will include the net income or losses from the business and assets of the Disappearing Corporation which were transferred to the Company pursuant to the Merger) will be subject to the federal corporate income tax or the net operating loss carry forward rules, as the case may be.

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         E. Gross income not reported in federal income tax returns filed by the Disappearing Corporation for S Corporation Years (because the Disappearing Corporation believed such gross income would be reportable in taxable periods after the Merger Date) may be determined for federal income tax purposes to be gross income of the Disappearing Corporation reportable in S Corporation Years (an "Income Adjustment"). Further, deductions reported in the federal income tax returns filed by the Disappearing Corporation for S Corporation Years may be determined for federal income tax purposes not to be deductions of the Disappearing Corporation reportable in S Corporation Years because such deductions are reportable in a taxable period after the Merger Date (a "Deduction Adjustment"). Finally, federal income tax credits reported in the federal income tax returns filed by the Disappearing Corporation for S Corporation Years may be determined for federal income tax purposes not to be creditable by the Disappearing Corporation in S Corporation Years because such credits are reportable in a taxable period after the Merger Date (a "Credit Adjustment"). Income Adjustments, Deduction Adjustments and Credit Adjustments are collectively referred to herein as "Adjustments."

         F. It is in the best interests of the Indemnitees and the Company to agree to the tax reimbursement provisions herein in order to provide for an allocation of the tax costs associated with the Adjustments and certain other tax liabilities.

         NOW, THEREFORE, in reliance on the foregoing facts and the mutual undertakings herein, the parties hereto agree as follows:

         1. Within ten business days after a final determination by the Internal Revenue Service ("IRS") or the courts, which decision is not appealable or is not appealed within the permitted time period for such an appeal, a closing agreement pursuant to Section 7121 of the Code, or the filing of an amended federal income tax return with respect to the Disappearing Corporation (a "Determination") which Determination results in an Adjustment relating to an S Corporation Year, the Company shall pay to each Indemnitee an amount for such S Corporation Year equal to:

         (a) the sum of:

              (i) the increase in the taxable income of the Indemnitee as a result of the combined Income and Deduction Adjustments for such S Corporation Year multiplied by the maximum federal corporate income tax rate in effect for the taxable year in which the Determination is made, if any, plus

              (ii) the reduction in the tax credits of the Indemnitee as a result of the Credit Adjustment, if any, plus

              (iii) any federal tax penalties related to such Adjustments, if any, plus

              (iv) interest on the net amount set forth in Sections 1(a)(i), 1(a)(ii) and 1(a)(iii) immediately above imposed pursuant to
              Section 6621(a)(1) of the Code, calculated up to the date of payment of all amounts due under this Section 1, if any,

         which sum shall be divided by

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         (b) the result of:

              (i) one, minus

              (ii) the sum of the maximum federal individual income tax rate and maximum California individual income tax rate (after taking into account any federal income tax benefit for California income taxes) for the taxable year in which the payment is made.

The Company shall be obligated to make a payment under this Section 1 with respect to an Adjustment only to the extent that it is reasonable to expect that such Adjustment will result in an increase in the deductions or tax credits of the Company or a decrease in the gross income of the Company in a taxable period ending after the Merger Date.

         2. In the event of a Determination which results in an increase in the taxable income of the Disappearing Corporation or a reduction in the deductions or tax credits of the Disappearing Corporation for an S Corporation Year, but which Determination is not covered by Section 1, the Company shall pay to each Indemnitee an amount for such S Corporation Year equal to:

         (a) the sum of:

              (i) the increase in the taxable income of the Indemnitee as a result of all such Determinations for such S Corporation Year multiplied by the maximum federal corporate income tax rate in effect for the taxable year in which the Determination is made, if any, plus

              (ii) the reduction in the tax credits of the Indemnitee as a result of all such Determinations for such S Corporation Year, if any, plus

              (iii) any federal tax penalties related thereto, if any, plus

              (iv) interest on the net amount set forth in Sections 2(a)(i), 2(a)(ii) and 2(a)(iii) immediately above which is imposed pursuant to Section 6621(a)(1) of the Code, if any,

         which sum shall be divided by

         (b) the result of:

              (i) one, minus

              (ii) the sum of the maximum federal individual income tax rate and maximum California individual income tax rate (after taking into account any federal income tax benefit for California income taxes) for the taxable year in which the payment is made.

         3.   Notwithstanding anything herein to the contrary,

         (a) the cumulative amounts paid as a result of the increase in the sum set forth in Section 1(a) by the division of such sum by the fraction set forth in Section 1(b), plus

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         (b) the cumulative amounts paid under Section 2, plus

         (c) the cumulative amounts set forth in the first sentence of Section 8(c) below, plus

         (d) the cumulative amounts paid under Section 4 below, reduced by any amounts paid to Company by RBL and EDL pursuant to the last sentence of Section 4, plus

         (e) the cumulative amounts paid under Section 5 below

shall not exceed the sum of (i) the amount of the Non-Film Library Threshold Amount (as defined in Section 10.2 of the Merger Agreement) plus (ii) $400,000, with the Non-Film Library Threshold Amount being determined at such time, and from time to time, as payments are made under Section 1, Section 2, Section 4 or Section 5 or included pursuant to the first sentence of Section 8(c) herein.

         4. Within ten business days after the filing of the Disappearing Corporation's federal income tax return on Form 1120S for the taxable period beginning January 1, 1996 (the "1996 Return") and ending on the Merger Date, the Company shall pay to RBL and EDL an amount equal to:

         (a) the Net Taxable Income (defined below) of the Disappearing Corporation allocable to RBL and EDL for such taxable period plus the total wages paid to RBL and EDL for such taxable period, multiplied by

         (b) the maximum federal individual income tax rate in effect for such taxable year, which product of Sections 4(a) and 4(b) shall be reduced by

         (c) any federal income tax credits of the Disappearing Corporation allocable to RBL and EDL for such taxable period, which amount shall further be reduced by

         (d) the total federal income tax withheld by the Disappearing Corporation with respect to the total wages paid to RBL and EDL for such taxable period.

For purposes of this Agreement, Net Taxable Income means the sum of the ordinary income from trade or business, plus each item of separately stated income, and minus each item of separately stated loss and deduction, all as set forth on Schedule K-1 of the Disappearing Corporation's federal income tax return. If RBL and EDL so elect by written notice to the Company at any time (and from time to time) after the date hereof and before the date of filing of the 1996 Return, Company will pay to RBL and EDL

         (i) prior to January 1, 1997 up to a maximum of $75,000, and

         (ii) thereafter up to a cumulative maximum amount (inclusive of any amounts paid pursuant to the preceding clause (i)) equal to the Company's good faith estimate of the amount due RBL and EDL pursuant to the first sentence of this Section 4, as a non-interest bearing advance against amounts owed them pursuant to the first sentence of this Section 4. The total of all amounts paid under the foregoing sentence (the "1996 Return Advance") shall reduce the amount due RBL and EDL under the first sentence of this Section 4. In the event that the 1996 Return Advance exceeds the amount due under the first sentence of this Section 4 (prior to reduction by

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the 1996 Return Advance), then within twenty business days after the filing of the 1996 Return, RBL and EDL agree to pay the amount of such excess to the Company.

         5. Within ten business days after the filing of the Disappearing Corporation's federal income tax return on Form 1120S for the taxable period beginning January 1, 1996 and ending on the Merger Date, the Company shall pay to WFL an amount equal to:

         (a) the Net Taxable Income of the Disappearing Corporation allocable to WFL for such taxable period, multiplied by

         (b) the maximum federal individual income tax rate in effect for such taxable year, which product of Sections 5(a) and 5(b) shall be reduced by

         (c) any federal income tax credits of the Disappearing Corporation allocable to such Indemnitee for such taxable period.

If WFL so elects by written notice to the Company at any time (and from time to time) after January 1, 1997 and before the date of filing of the 1996 Return, Company will pay to WFL up to a maximum cumulative amount equal to the Company's good faith estimate of the amount due pursuant to the first sentence of this Section 5 as a non-interest bearing advance against amounts owed him pursuant to the first sentence of this Section 5. The total of all amounts paid under the foregoing sentence (the "1996 WFL Return Advance") shall reduce the amount due WFL under the first sentence of this Section 5. In the event that the 1996 WFL Return Advance exceeds the amount due under the first sentence of this Section 5 (prior to reduction by the 1996 WFL Return Advance), then within twenty business days after the filing of the 1996 Return, WFL agrees to pay the amount of such excess to the Company.

         6. Indemnitees shall prepare and file the federal income tax return for the Disappearing Corporation for such period, subject to the Company's prior review and approval (which approval may not be unreasonably withheld), and on a basis generally consistent with prior federal income tax returns of the Disappearing Corporation.

         7. (a) The payments due, if any, under Sections 1 and 2 herein with respect to the taxable period of the Disappearing Corporation beginning January 1, 1996 and ending on the Merger Date shall be in addition to the payments due, if any, under Sections 4 and 5 herein with respect to such taxable period.

            (b) In the event that the aggregate amounts claimed by Indemnitees under Sections 4 and 5 herein exceed $400,000, the Indemnitees will share all amounts paid under such sections ratably in accordance with the amounts claimed by each.

         8. (a) Each Indemnitee shall promptly notify the Company of any federal income tax audit, inquiry, litigation or other proceeding ("Federal Income Tax Proceeding") of Indemnitee of which such Indemnitee becomes aware and as to which reimbursement may be sought under this Agreement; provided, however, that failure to give timely notice shall not limit any Indemnitee's right to receive payments hereunder unless the Company has been materially prejudiced by the delay or failure to give such notice (and then only to the extent of such material prejudice). The Indemnitees shall assume control of all Federal Income Tax Proceedings; provided, however, that Company may at its election

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assume control of any Federal Income Tax Proceeding, and provided further that
Company's control of a Federal Income Tax Proceeding shall be limited to items included on the federal income tax returns of the Disappearing Corporation, and the Company shall not control any other matters of Indemnitee's federal individual income tax returns. The Company may not settle any such Federal Income Tax Proceedings without the prior written consent of Indemnitees, which consent may not be unreasonably withheld. In the event that the Company does not assume control of such Federal Income Tax Proceedings, the Indemnitees shall diligently pursue such matters; provided, however, that Indemnitees shall not settle any such Federal Income Tax Proceedings without the prior written consent of the Company, which consent may not be unreasonably withheld. The Indemnitees and Company agree to use their best efforts to defend the positions taken on the federal income tax returns of the Disappearing Corporation and Indemnitees as filed.

             (b) Company agrees to bear all costs of defending the Disappearing Corporation and Indemnitees in such Federal Income Tax Proceedings, and agrees to promptly reimburse Indemnitees for any such costs incurred by Indemnitees.

             (c) Notwithstanding Section 8(b), if the IRS prevails in its assertion of a position in a Federal Income Tax Proceeding, and as a result thereof Company makes a payment under Section 1 or Section 2, then the costs which Company reimbursed (or is obligated to reimburse) to Indemnitees under
Section 8(b) which were incurred to defend against the IRS's assertion of such position shall be included in Section 3(c) above and thereby subject to the limitation set forth in Section 3. In the event that reimbursements of costs are made by Company to Indemnitees under Section 8(b) herein, and it is determined upon the conclusion of the Federal Income Tax Proceeding that all or a portion of such reimbursements (the "Excess Cost Reimbursement") would have been subject to the limitation set forth in Section 3 (as a result of the prior sentence) if such reimbursements were payable at the conclusion of the Federal Income Tax Proceeding, then Indemnitees shall promptly reimburse Company for the amount of such Excess Cost Reimbursement. The Board of Directors of the Company shall make a good faith determination as to the portion of the costs reimbursed to Indemnitee's under Section 8(b) that are subject to the limitation set forth in Section 3 as a result of the first sentence of this
Section 8(c).

         9. This Agreement is conditioned upon, and shall be effective only if and after, the consummation of the Merger.

         10. If any term, provision or covenant in this Agreement is held to be invalid, void or unenforceable, (i) the remainder of the terms, provisions and covenants in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraph of this Agreement containing any such provision held to be invalid, void or unenforceable that are not themselves invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, void or unenforceable.

         11. This Agreement shall be governed by, construed and enforced and the legality and validity of each term and condition shall be determined in accordance with the internal, substantive laws of the State of California applicable to agreements fully executed and performed entirely in California, regardless of the law of choice of law of that or any other jurisdiction.

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         12. This Agreement may not be assigned, altered, modified or amended except by an instrument in writing signed by all of the parties hereto. No person, whether or not an officer, agent, employee or representative of any party, has made or has any authority to make for or on behalf of that party any agreement, representation, warranty, statement, promise, arrangement or understanding not expressly set forth in this Agreement or in any other document executed by the parties concurrently herewith ("Parol Agreements"). This Agreement and all other documents executed by the parties concurrently herewith constitute the entire agreement between the parties and supersede all express or implied, prior or concurrent, Parol Agreements and prior written agreements with respect to the subject matter hereof. The parties acknowledge that in entering into this Agreement, they have not relied and will not in any way rely upon any Parol Agreements. This Agreement shall be fully effective and binding upon the successors in interest, assigns and affiliates of the Company.

         IN WITNESS WHEREOF, the parties have entered into and executed this Agreement as of the date first above written.

                                            Robert B. Little,
                                            an individual

                                                 /s/ Robert B. Little
                                            ----------------------------------

                                            Ellen Dinerman Little,
                                            an individual

                                                 /s/ Ellen Dinerman Little
                                            ----------------------------------

                                            William F. Lischak,
                                            an individual

                                                 /s/ William F. Lischak
                                            ----------------------------------

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                                               Overseas Filmgroup, Inc.,
                                               a Delaware Corporation



                                            By:   /s/ Scot K. Vorse
                                               -------------------------------
                                               Name:  Scot K. Vorse
                                               Title: Vice President